NEWS RELEASE
Exhibit 99.1

For Immediate Release
Astronics Corporation Appoints Fay West
to its Board of Directors
EAST AURORA, NY, February 7, 2025 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for global aerospace, defense and other mission critical industries, announced the appointment of Fay West to its Board of Directors, effective February 6, 2025. Ms. West brings over two decades of financial leadership experience across various industries. Since April 2021, she has served as Senior Vice President and Chief Financial Officer at Tennant Company (NYSE: TNC), a global leader in designing, manufacturing, and marketing solutions that help create a cleaner, safer, and healthier world.
Peter J. Gundermann, Chairman, President and CEO, commented, “We are thrilled to welcome Fay to our Board of Directors. Her deep expertise in financial management, strategic planning, and operational leadership will be invaluable as we continue driving growth and innovation in our industry.”
Prior to her role at Tennant, Ms. West was Senior Vice President and Chief Financial Officer at SunCoke Energy, Inc., a raw material processing and handling company. She also held key leadership positions at United Continental Holdings, Inc., PepsiAmericas, Inc., and GATX Rail Company. In addition, Ms. West serves as an independent director at Quaker Houghton (NYSE: KWR), a global leader in industrial process fluids. She is a former certified public accountant and holds a bachelor's degree in accounting from DePaul University.
With Ms. West’s appointment, Astronics’ Board is now comprised of nine members, eight of whom are independent.
ABOUT ASTRONICS CORPORATION
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, militaries, completion centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information, contact:

Company	Investors
Nancy L. Hedges, CFO	Deborah K. Pawlowski
Astronics Corporation	Alliance Advisors LLC
T: 716.805.1599 x 159	T: 716.843.3908
dpawlowski@allianceadvisors.com
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Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052